Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 18, 2022, relating to the financial statements of UpHealth, Inc. (as successor to UpHealth Holdings, Inc.), appearing in the Annual Report on Form 10-K of UpHealth, Inc. for the year ended December 31, 2021.

/s/ Plante & Moran, PLLC

Denver, Colorado
July 5, 2022